Exhibit 2.4

Coca-Cola FEMSA, S.A.B. de C.V.,

as Issuer

and

Propimex, S.A. de C.V.

as Guarantor

and

The Bank of New York Mellon,

as Trustee, Security Registrar, Principal Paying Agent and Transfer Agent

_______________

Second Supplemental Indenture

Dated as of April 1, 2011

_______________

U.S.$500,000,000

4.625% Senior Notes due 2020

SECOND SUPPLEMENTAL INDENTURE, dated as of April 1, 2011 (this “Second Supplemental Indenture”), among Coca-Cola FEMSA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (the “Company”), having its principal office at Guillermo González Camarena No. 600, Col. Centro de Ciudad Santa Fé, Delegación Álvaro Obregón, 01210 México, D.F., México, Propimex, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico, as guarantor and The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as Trustee (herein called the “Trustee”), Security Registrar, Principal Paying Agent and Transfer Agent, to the Indenture, dated as of February 5, 2010, between the Company and the Trustee (the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, the Company has issued an aggregate principal amount of U.S.$500,000,000 of its 4.625% Senior Notes due 2020 (the “Notes”) pursuant to the Base Indenture, as supplemented by the first supplemental indenture dated as of February 5, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee;

WHEREAS, pursuant to Section 901(11) of the Base Indenture, the Company and the Trustee may, without the consent of any Holder of the Notes, enter into a supplemental indenture to amend and supplement the Base Indenture to add Guarantees with respect to the Notes;

WHEREAS, the Guarantor (as defined below) intends to guarantee in full each of the Company’s obligations under the Indenture; and

WHEREAS, all things necessary for the execution of this Second Supplemental Indenture and to make this Second Supplemental Indenture a valid and binding agreement of the Company and the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

Ratification; Definitions

Section 101.  Second Supplemental Indenture.  This Second Supplemental Indenture is supplemental to, and is entered into in accordance with Section 901(11) of, the Base Indenture, and except as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 102.  Definitions.  All terms used in this Second Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture expect as otherwise provided by this Second Supplemental Indenture.  In addition, for purposes of this Second Supplemental Indenture, the following terms shall have the respective meanings assigned them below:

“Agent for Service” shall have the meaning set forth in Section 406.

“Company” shall have the meaning set forth in the preamble.

“Indenture” shall have the meaning set forth in the recitals.

“Notes” shall have the meaning set forth in the recitals.

“Obligations” shall have the meaning set forth in Section 201(a).

“Guarantee” shall have the meaning set forth in Section 201(a).

“Guarantor” means Propimex S.A. de C.V., a corporation (sociedad anónima de capital variable) organized and existing under the laws of Mexico, unless and until a successor replaces it in accordance with Article 3 of this Second Supplemental Indenture and thereafter means such successor.

“Successor Guarantor” shall have the meaning set forth in Section 301(i)(b).

“Trustee” shall have the meaning set forth in the preamble.

ARTICLE 2

Guarantee

Section 201.  Guarantee.

 (a)       The Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Guarantee”) to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the obligations of the Company to the Holders of the Notes or the Trustee under the Indenture (the “Obligations”).  The Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 201 notwithstanding any extension or renewal of any Obligation.  The Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders of the Notes in enforcing any rights under the Guarantee.

(b)        The Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment.  The Guarantor waives notice of any default with respect to its Obligations.  The obligations of the Guarantor hereunder shall not be affected by (i) the failure of any Holder of the Notes to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder of the Notes or the Trustee for the Obligations or any of them; or (v) the failure of any Holder of the Notes to exercise any right or remedy against the Guarantor.

(c)        The Guarantor further agrees that the Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder of the Notes to any security held for payment of the Obligations.

(d)        The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of the Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder of the Notes to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

(e)        The Guarantor further agrees that the Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder of the Notes upon the bankruptcy or reorganization of the Company or otherwise.

(f)        In furtherance of the foregoing and not in limitation of any other right which any Holder of the Notes has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders of the Notes an amount equal to the sum of:

(i)         the unpaid amount of such Obligations then due and owing; and

(ii)        accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(g)        The Guarantor further agrees that, as between itself, on the one hand, and the Holders of the Notes, on the other hand:

(i)         the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii)        in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of the Guarantee.

Section 202.  No Subrogation.  The Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations until payment in full of all Obligations and all obligations to which the Obligations are subordinated.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations and all obligations to which the Obligations are subordinated shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Trustee and the Holders of the Notes, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Trustee in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Trustee, if required), to be applied against the Obligations or obligations to which the Obligations are subordinated.

Section 203.  Limitation on Liability, Release and Discharge.

(a)        The obligations of the Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor and after giving effect to any collections from or payments made by or on behalf of the Guarantor in respect of the obligations under the Guarantee, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b)        Concurrently with the discharge of the Notes under Section 401 of the Base Indenture, the defeasance of the Notes under Section 1202 of the Base Indenture, the “covenant defeasance” of the Notes under Section 1203 of the Base Indenture or the redemption in full of the Notes under Article 11 of the Base Indenture, the Guarantor shall be released from all its obligations under its Guarantee under this Article 2.

ARTICLE 3

Successors

Section 301.  Consolidations and Mergers of the Guarantor.  The Guarantor shall not consolidate with or merge into any other Person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties and shall not permit any Person to consolidate with or merge into the Guarantor unless: (i) either (a) in the case of a merger or consolidation, the Company or the Guarantor is the surviving entity, or (b) the Person formed by such consolidation or merger or the Person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the assets and properties of the Company or the Guarantor other than the Guarantor (the “Successor Guarantor”) shall expressly assume by an indenture supplemental hereto all obligations of the Company or Guarantor under the Notes, the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture, including, without limitation, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes; (ii) immediately after giving effect to such transaction, no Event of Default, or an event or condition which, after the giving of notice or lapse of time, or both, would become an Event of Default, with respect to the Notes shall have occurred and be continuing; and (iii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 302.  Rights and Duties of Successor Corporation.  In case of any consolidation or merger, or conveyance or transfer of the assets of the Guarantor as an entirety or virtually as an entirety in accordance with Section 301 of this Second Supplemental Indenture, the Successor Guarantor shall succeed to and be substituted for the Guarantor, with the same effect as if it had been named herein as the Guarantor, and the predecessor corporation shall be relieved of any further obligation under the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture.

ARTICLE 4

Miscellaneous

Section 401.  No Recourse Against Others.  No past, present or future director, officer employee, direct or indirect shareholder or incorporator or Affiliate of the Guarantor, as such, shall have any liability for any obligation of the Guarantor under this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation.  Each Holder of the Notes waives and releases such Persons from all such liability.

Section 402.  Successors.  Except as set forth in Section 302, all agreements of the Guarantor in this Second Supplemental Indenture shall bind any successors of the Guarantor.

Section 403.  Notices and Demands on Guarantor.  Any notice or demand which by any provision of this Second Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders of the Notes to or on the Guarantor may be given to Propimex, S.A. de C.V., Guillermo González Camarena No. 600, Centro de Ciudad Santa Fé, Delegación Álvaro Obregón, 01210 México, D.F., México; Attention: Carlos Luis Díaz Saenz (telecopier: 011-52-55-5292-3473), in each case in accordance with the methods provided in Section 105 of the Base Indenture.

Section 404.  Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 405.  Counterparts.  This Second Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 406.  Consent to Service; Designation of Agent.  The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of federal or state court in the Borough of Manhattan, The City of New York, New York over any action or proceeding arising out of or in relation to the Notes, the Guarantee, this Second Supplemental Indenture or the Indenture (as amended or supplemented from time to time), and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York or federal court.  The Guarantor hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, (the “Agent for Service”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Service may be made on the Guarantor by mailing or delivering a copy of such process to the Guarantor in care of the Agent for Service at the address of the Agent for Service in the State of New York, and the Guarantor hereby irrevocably authorizes and directs the Agent for Service to accept such service on its behalf.  The Guarantor further agrees that a final judgment in any such action or proceeding after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Guarantor further waives any objection to venue in the State of New York and objection to any action or proceeding in such State on the basis of forum non conveniens.  Nothing in this Section 406 shall affect the right of the Guarantor to bring any action or proceeding against any other Person or their property in the courts of any other jurisdiction.

Section 407.  Incorporation into Indenture.  All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Base Indenture and the First Supplemental Indenture; and the Base Indenture, as amended and supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 408. Acceptance.  The Trustee accepts its obligations under the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

Section 409.  Severability.  In case any one or more of the provisions contained in this Second Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Second Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Second Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 410.  Headings, Etc.  The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture, and shall in no way modify or restrict any of the terms or provisions of this Second Supplemental Indenture.

Section 411.  Waiver of Jury Trial.  ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 412.  No Responsibility of the Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Guarantee or this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

COCA-COLA FEMSA, S.A.B. DE C.V.,
as Issuer

By:	/s/ Carlos Luis Díaz Saenz
	Name:	Carlos Luis Díaz Saenz
	Title:	Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya
Name: Gerardo Cruz Celaya Title: Attorney-in-fact

PROPIMEX, S.A. DE C.V.
as Guarantor

By:	/s/ Carlos Luis Díaz Saenz
Name: Carlos Luis Díaz Saenz
	Title:	Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya
Name: Gerardo Cruz Celaya
	Title:	Attorney-in-fact

THE BANK OF NEW YORK MELLON
as Trustee, Security Registrar, Principal Paying Agent and Transfer Agent

By:	/s/ Teisha Wright
	Name:	Teisha Wright
	Title:	Senior Associate